Exhibit 3.4(b)(1)

LIMITED LIABILITY COMPANY AGREEMENT

OF

WRCA, LLC

This Limited Liability Company Agreement (this “Agreement”) of WRCA, LLC (the “Company”) is entered into as of the 21st day of March, 2005 by Wire Rope Corporation of America, Inc., as member (the “Member”), and the Company.

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18-101, et seq.) (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is WRCA, LLC.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, Dover, Delaware 19901.

4. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, Dover, Delaware 19901.

5. Members. The names and the business, residence or mailing addresses of the Member is as follows:

Name	Address
Wire Rope Corporation of America, Inc.	609 N. Second Street P.O. Box 288 St. Joseph, MO 64501

6. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. In connection with the foregoing, the Member is hereby authorized and empowered to act through its officers and employees and other persons designated by the Member in carrying out any and all of its powers and authorities under this Agreement, and to delegate any and all of the powers and authorities that the Member possesses under this Agreement to any of its officers and employees and to any other person designated by the Member. David Guilfoyle is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The Company may (i) acquire, hold and dispose of interests (whether by the making of investments or otherwise and on such terms and conditions as the Member may determine) in other entities, including as a partner of a partnership, a member of a limited liability company and a stockholder of a corporation, and (ii) borrow money (on such terms and conditions as the Member may determine) in connection with its business.

7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

8. Capital Contributions. The Member is deemed admitted as the member of the Company upon the execution and delivery of this Agreement and shall make capital contributions as and when determined by the Member.

9. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated as determined by the Member.

10. Distributions. Subject to the limitations of Section 18-607 of the Act and any other applicable law, distributions shall be made to the Member at the times and in the aggregate amounts as determined by the Member.

11. Assignments. The Member may assign in whole or in part its limited liability company interest.

12. Resignation. The Member may resign from the Company.

13. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

14. Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15. Separability of Provisions. If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provisions in other circumstances shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

17. Sole Benefit of Member. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

18. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

19. Effectiveness. This Agreement shall become effective when the Member has executed and delivered the Agreement to the Company.

20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.

WIRE ROPE CORPORATION OF AMERICA, INC.

By:	/s/ David Guilfoyle

Name:	David Guilfoyle
Title:	Secretary

WRCA, LLC

By:	/s/ David Guilfoyle

Name:	David Guilfoyle
Title:	Secretary

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